Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST CHESAPEAKE FINANCIAL CORPORATION ACQUIRES PROFESSIONAL PROPERTY DEVELOPERS, LLC; STRENGTHENS ITS BALANCE SHEET

Boca Raton, FL – September 10, 2003—First Chesapeake Financial Corporation (OTC BB: FCFK) announced today that it had entered into an agreement to purchase one hundred percent (100%) of the issued and outstanding membership interests in Professional Property Developers, LLC, a West Virginia limited liability company that owns a 27,000 square foot, multi-tenant commercial building and an additional 7-plus acres of ready-to-be-developed commercial land in Teayes Valley, West Virginia, approximately 20 miles west of Charleston.

The transaction, when consummated, will involve the issuance by First Chesapeake of 20,000 shares of a new Series C Preferred Stock, 320,000 shares of common stock, the payment of $300,000 cash and the assumption of a mortgage for a total value of seven million dollars ($7,000,000). The proposed transaction will result in First Chesapeake acquiring the revenue generating commercial building, commercial land, and adding additional equity in the approximate amount of $4,000,000 to First Chesapeake’s holdings.

“The Company’s financial statements needed to be strengthened in order to improve stockholders’ equity in connection with the recently announced steps to restructure the Company’s financials,” stated Tony Sharma, Chief Executive Officer. “This transaction adds approximately four million dollars in net equity to our balance sheet,” he added.

More detailed information regarding this transaction can be obtained by reviewing the Current Report on Form 8-K that will be filed by First Chesapeake with the Securities and Exchange Commission, available at www.sec.gov.

First Chesapeake is a provider of financial services in the mortgage banking industry and is engaged in retail and wholesale mortgage banking business.

This release contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through June 30, 2003.

For more information contact Utpal Dutta at (561) 989-2742.